EXHIBIT (p)(ii)

                           METAMARKETS INVESTMENTS LLC


                              POLICY AND PROCEDURES
          DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO COMPLY
       WITH RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED

A.       POLICY STATEMENT ON INSIDER TRADING

          MetaMarkets Investments LLC ("MetaMarkets") forbids any officer, managing member, person with trading authority or employee (each, a "Covered Person") from trading, either personally or on behalf of others, including registered investment companies, private investment funds and private accounts advised by MetaMarkets, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." MetaMarkets' policy extends to activities within and outside each Covered Person's duties at MetaMarkets. Each Covered Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix A) and must retain this policy statement. Any questions regarding MetaMarkets' policy and procedures should be referred to Susan Smith at (614) 985-3088 or any person who, in the future, may be designated as MetaMarkets' compliance officer (the "Compliance Officer").

          The term "insider trading" is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          1) trading by an insider while in possession of material nonpublic information;

          2) trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

          3) communicating material nonpublic information to others.

          The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

1.       WHO IS AN INSIDER?

          The concept of "insider" is broad. It includes generally officers, directors and employees of a company. In addition, a person can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and certain employees of such organizations. In addition, although it is unlikely to occur in the normal conduct of its business, MetaMarkets or a Covered Person could become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.       WHAT IS MATERIAL INFORMATION?

          Trading on inside information is not a basis for liability unless the information is material. "Material information" is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that insiders should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services and significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

          Material information does not have to relate to a company's business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and the favorableness of those reports.

3.        WHAT IS NONPUBLIC INFORMATION?

          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

4.       WHAT ARE SOME OF THE PENALTIES FOR INSIDER TRADING?

          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

             o    civil injunctions
             o    treble damages
             o    disgorgement of profits
             o    jail sentences
             o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

          In addition, any violation of this policy statement can be expected to result in serious sanctions by MetaMarkets, potentially including dismissal of the persons involved.

                                      * * *

B.       PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

          The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid MetaMarkets in preventing, detecting and imposing sanctions against individuals for insider trading. Each Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

1.       IDENTIFYING INSIDE INFORMATION

          Before trading for yourself or others, including registered investment companies, private investment funds or private accounts advised by MetaMarkets, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

         ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?


          If after consideration of the foregoing you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

         i.    Report the matter immediately to the Compliance Officer.

         ii. Do not purchase or sell the securities on behalf of yourself or others, including registered investment companies, private investment funds or private accounts advised by MetaMarkets.

         iiii. Do not communicate the information within or outside of MetaMarkets other than to the Compliance Officer.


2.       PERSONAL SECURITIES TRADING


          Each Covered Person who is an Access Person (as defined below) must obtain clearance from the Compliance Officer before engaging in any securities transaction1 in which the person, the person's family (including a spouse, minor children and adults living in the same household as the Access Person), or trusts of which the person is a trustee or in which he or she has a beneficial interest are parties. Each Access Person must provide the Compliance Officer with a written description of the proposed transaction in the form of Appendix B, and the Compliance Officer shall notify the person promptly of clearance or denial of clearance to trade. Notification of approval or denial to trade may be verbally given, but the Compliance Officer will initial and date the written description of the proposed transaction to confirm his/her approval, a copy of which shall be kept in MetaMarkets' records.

--------

1 No preclearance or reporting is required in respect of direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements and shares of registered open-end investment companies. "High quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

          An "Access Person" is each managing member, officer or "advisory person" of MetaMarkets. An "advisory person" is any Covered Person of MetaMarkets or of a company in a control relationship to MetaMarkets who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of MetaMarkets.com Funds or any other registered investment company advised by MetaMarkets (collectively, the "Fund"), or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to MetaMarkets who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund.

          Each Covered Person must comply with the reporting requirements of Section D.1(a) and D.1(b) below as if such person was an Access Person. The Compliance Officer shall report all violations of this Section B.2 to MetaMarkets' managing members and to the Fund's Board as required by Section D.4.

3.        RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

          Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including any person within MetaMarkets, except as provided in Paragraph 1 above. In addition, care should be taken to keep the information secure. For example, memos, reports, correspondence or files containing the information should be restricted.

4.       RESOLVING INSIDER TRADING ISSUES

          If, after consideration of the items set forth in Paragraph 1, you have questions as to whether information is material or nonpublic or the propriety of any action, or about the foregoing procedures, please contact the Compliance Officer to discuss your questions before trading or communicating the information to anyone.

C.       REQUIREMENTS REGARDING INVESTMENT COMPANIES

          Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"), makes it unlawful for any Covered Persons considered "Access Persons" with respect to the Fund, in connection with the purchase or sale by such person of a security "held or to be acquired" by the Fund:

          (1)  To employ any device, scheme or artifice to defraud the Fund;

          (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          (3) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

          (4)  To engage in any manipulative practice with respect to the Fund.

          A security is "held or to be acquired" by the Fund if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or MetaMarkets for purchase by the Fund. A security "held or to be acquired" by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

          It is MetaMarkets' policy that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

D. PROCEDURES TO MONITOR COMPLIANCE WITH REQUIREMENTS REGARDING INVESTMENT COMPANIES

          1. To provide MetaMarkets with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

          (a) Within 10 days of receiving this Policy, all Access Persons must submit to the Compliance Officer a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.2 This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees who are Access Persons upon their employment by MetaMarkets.

---------------

2 "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, and Rule 16a-1 thereunder, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by a Covered Person required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

          (b) When an Access Person opens a brokerage account, or whenever an Access Person with an existing brokerage account becomes a MetaMarkets employee, such Access Person is required to send written notification of such fact to the Compliance Officer BEFORE engaging in any personal securities transactions through such account. A letter in the form annexed hereto as Appendix C will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Compliance Officer.

          (c) Access Persons shall pre-clear all securities transactions as provided in Section B.2.

          (d) In connection with any decision by the Compliance Officer to approve transactions by investment personnel3 acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) or Rules 504, 505 or 506 thereunder), the Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with MetaMarkets or the Fund. Any investment personnel receiving approval from the Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund's subsequent consideration of an investment in such issuer and any decision on behalf of the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

---------------------

3 "Investment personnel" is any employee of MetaMarkets (or of any company in a control relationship to MetaMarkets) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and any natural person who controls MetaMarkets and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

          (e) All investment personnel and any other Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Fund has a pending "buy" or "sell" order involving the same security until the Fund's order is executed or withdrawn.

          (f) All investment personnel are prohibited from receiving a gift or other items of more than DE MINIMIS value from any person or entity that does business with or on behalf of the Fund.

          (g) Investment personnel must receive authorization from the Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. Any investment personnel serving as a board member of a publicly-traded company will be excluded from any investment decisions on behalf of the Fund regarding such company.

          (h) Each Access Person shall submit reports in the form attached hereto as Appendix D to the Compliance Officer, showing all transactions in securities, in which the person has, or by reason of such transaction acquires, any direct or indirect "beneficial ownership." These reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

          (i) Each Access Person shall submit an annual report in the form attached hereto as Appendix E to the Compliance Officer, showing as of a date no more than 30 days before the report is submitted
               (1) all holdings in securities in which the person had any direct or indirect "beneficial ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

          (j) All Covered Persons are required to certify annually to the Compliance Officer that they have (i) read and understand the foregoing procedures and recognize that they are subject to the terms and conditions hereof, (ii) complied with the applicable requirements of the foregoing procedures and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the foregoing procedures. A form of certification is annexed hereto as Appendix F.

          2. The Compliance Officer shall notify each Access Person and any other Covered Person who may be required to make reports pursuant to the Code that such person is subject to its reporting requirements and shall deliver a copy of the Code to each such person.

          3. MetaMarkets will forward to the Director of Compliance of the Fund copies of this Code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the Code, and a copy of each report submitted by such persons.

          4. The Compliance Officer shall:

               (a) review all reports required to be made by Covered Persons pursuant to this Code;

               (b) submit to the Fund's Board within 30 days after the end of each calendar quarter a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code; and

               (c) promptly investigate any securities transaction listed pursuant to subparagraph (b)(ii) above and submit periodic status reports with respect to each such investigation to the Fund's Board.

          5. At least once a year, MetaMarkets shall provide the Fund's Board with a written report that (i) describes issues that arose during the previous year under this Code, including information about material Code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Fund's Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Copies of these reports must be preserved with MetaMarkets' records for the period required by Rule 17j-1.

          6. This Code, a copy of each report by a Covered Person (which term includes Access Persons), a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, a copy of each report required by Section D.1(d), and a record of any Code violation and any action taken as a result of the violation must be preserved with MetaMarkets' records for the period required by Rule 17j-1.

Adopted:  March 27, 2000
Revised:  July 13, 2000

                                   APPENDIX A


                                 ACKNOWLEDGMENT


          I have read and understand the foregoing procedures and will comply in all respects with them.


_______________________                          ________________________
NAME                                              DATE

                                   APPENDIX B

                           PERSONAL INVESTMENT REPORT

Date of Report:________________


To:  Compliance Officer


From:__________________________________________________________

Date of Transaction:___________________________________________

Name of Security: _____________________________________________

Interest Rate and Maturity Date (As Applicable):______________________________

Number of Shares: ____________________________________________________________

Principal Amount ($):_________________________________________________________

Price Per Share ($): _________________________________________________________

Purchase:____________   Sale:__________  Other: ______________________________

Name of Broker, Dealer or Bank With or Through Which the Transaction Was
Effected:

_______________________________________


Comments:


Signature:__________________


Approved By: _______________________

                                   APPENDIX C


                                                                     Date


Contact
Broker/Dealer
Address

Re:  Access Person's Name

Dear ___________________ :

We have been informed that ________________________ , [state title] of MetaMarkets Investments LLC is maintaining an account with ___________________.


This letter will serve to inform you that we do not object to the maintenance of this account, provided that you promptly send duplicate copies of all confirmations and statements to the undersigned marked "Personal and Confidential."

                                                     Sincerely yours,

                                   APPENDIX D

                      QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report: ____________________

To:  Compliance Officer


From: _______________________________________

Date of Transaction:_________________________

Name of Security:____________________________

Interest Rate and Maturity Date (As Applicable):______________________________

Number of Shares: ___________________________________________________________

Principal Amount ($):________________________________________________________

Price Per Share ($): ________________________________________________________

Purchase: _____________ Sale: __________ Other: _______________________

Name of Broker, Dealer or Bank With or Through Which the Transaction Was
Effected:

_____________________________


Comments:




Signature:__________________



Approved By: ___________________________

                                   APPENDIX E

                        ANNUAL PERSONAL HOLDINGS REPORT*



Date of Report: ___________________________________

To:      Compliance Officer

From:    __________________________________________



   Name of Security          Number of Shares          Principal Amount($)
---------------------     -----------------------    ------------------------






Names of Brokers, Dealers or Banks With Whom You Maintain an Account in Which Any Securities Are Held for Your Direct or Indirect Benefit:




Signature: ___________________________


Approved By:__________________________



---------------------
* Information must be current as of a date no more than 30 days before this report is submitted.

                                   APPENDIX F


                       ANNUAL CERTIFICATION OF COMPLIANCE
                  WITH THE POLICIES AND PROCEDURES DESIGNED TO
                DETECT AND PREVENT INSIDER TRADING AND TO COMPLY
             WITH RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940,
                             AS AMENDED (THE "CODE")


I certify that:

1. I have read and understand the Code and recognize that I am subject to its terms and conditions.

2.   During the past year, I have complied with the Code's procedures.

3. During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's procedures.



                                           __________________________
                                           Signature



Dated:_______________________              ___________________________
                                           Print Name